EXHIBIT 23.01

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement #333-85767 of The Keller Manufacturing Company, Inc. on Form S-8 of our reports dated February 19, 2003, appearing in and incorporated by reference in the Annual Report on Form 10-K of The Keller Manufacturing Company, Inc. for the year ended December 31, 2002.

/s/  Deloitte & Touche

Louisville, Kentucky
March 28, 2003